                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 2, 2003

                                  IMMUCOR, INC.
                                 --------------
             (Exact name of registrant as specified in its charter)

                 Georgia                    0-148280            22-2408354
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       (State or other jurisdiction of      (Commission File    (I.R.S. Employer
             incorporation)                      Number)     Identification No.)

           3130 Gateway Drive P.O. Box 5625, Norcross, Georgia  30091-5625
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                        (Address of principal executive offices) (Zip Code)

             Registrant's telephone number, including area code (770) 441-2051

                                 Not Applicable
                                 --------------
      (Former name, former address and formal fiscal year, if changed since last report)

Item 9. Results of Operations and Financial Condition

       The following information is being furnished pursuant to Item 12, Results of Operations and Financial Condition.

       Immucor, Inc. (the "Company") issued a press release on April 2, 2003 announcing the Company's earnings and certain other results of operations for the fiscal third quarter and nine months ended February 28, 2003, and discussing the Company's outlook for fiscal years 2003 and 2004. This press release is furnished with this Current Report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

       (c)    Exhibits.

       EXHIBIT NO.     DESCRIPTION

       99.1                     Press Release dated April 2, 2003.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                      IMMUCOR, INC.

Date:   April 7, 2003                                 By:  /s/ Steven C. Ramsey
                                                      -------------------------------------
                                                      Steven C. Ramsey
                                                      Chief Financial Officer

EXHIBIT INDEX

       EXHIBIT NO.      DESCRIPTION

       99.1             Press Release dated April 2, 2003.

EXHIBIT 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR EARNS RECORD $3.7 MILLION IN NET INCOME
FOR THE FISCAL THIRD QUARTER

Record Revenues, Gross Profits and Net Income

NORCROSS, GA. (April 2, 2003) - Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal third quarter and nine months ended February 28, 2003, updated its guidance for the year and issued guidance for fiscal 2004.

Revenue for the fiscal third quarter was a record $25.1 million, up 18.8% from $21.1 million in the same period last year. Net income for the third quarter was $3.7 million versus a net income of $2.5 million for the same quarter last year. Diluted earnings per share totaled $0.28 on 13.6 million weighted average shares outstanding compared with $0.21 on 11.7 million weighted average shares outstanding for the same period last year. All share and per share amounts have been adjusted to reflect the 3 for 2 stock dividend which was distributed on September 13, 2002.

Third quarter results were positively impacted by renewals of group contracts and reagent price increases at substantially higher prices that contributed approximately $2.2 million to revenue over the prior year quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $7.2 million -- a considerable improvement over last year’s third quarter EBITDA of $5.3 million. For the first nine months of the year revenues totaled a record $72.0 million, an $11.3 million (18.6%) increase over the prior year period. Net income increased to $10.1 million versus a net income of $6.0 million in the same period last year. EBITDA for the first nine months reached $21.1 million versus $14.8 million in the prior year.

                        Reconciliation of Non-GAAP Measurement to GAAP
                                   Three Months Ended                Nine Months Ended
                                  2/28/03          2/28/02         2/28/03         2/28/02
                               (in millions)    (in millions)   (in millions)   (in millions)
                              --------------- ---------------- -------------- ----------------
     Net income                     $  3.7          $  2.5          $ 10.1          $  6.0
     Interest                          0.5             0.8             1.9             3.4
     Taxes                             1.6             0.8             5.3             1.6
     Depreciation                      1.3             0.8             3.5             2.6
     Amortization                      0.1             0.4             0.3             1.2
                              --------------- ---------------- -------------- ----------------
     EBITDA                         $  7.2          $  5.3          $ 21.1          $ 14.8
                              =============== ================ ============== ================

“Our business model continues to produce positive results,” said Edward L. Gallup, Chairman and Chief Executive Officer. “Sales and gross profits have grown as a result of general price increases, new customer contracts and renewals of group pricing contracts at substantially higher prices. Demand for our new Galileo high volume instrument has been robust since its introduction to the European market. Today there are 35 Galileo placements in Europe and an additional 12 under evaluation at customer sites. Based upon our success to date we now believe we will place a total of 50 Galileo instruments in Europe during this fiscal year.” Commenting on fiscal 2003 guidance Gallup stated, “Based upon our third quarter results we now confirm our previous guidance for revenues for the fiscal year ended May 31, 2003 to range from $95.5 million to $97.0 million, an increase of approximately 14% to 15% over 2002 revenues. Net income is expected to be in the range of $13.7 to $14.4 million, an approximate 56% to 64% increase over fiscal 2002. Based on the results of the first nine months we also confirm our belief that we will generate record earnings per share (fully diluted) in the range of $1.03 to $1.08 for the full fiscal year. Given the success we are having with the launch of Galileo it is now apparent that we will not reach our target of a blended 60% gross margin during our fourth quarter, since instruments are sold at lower margins than reagents. Instrument placements are key to the Company’s overall strategy to increase revenues for higher margin reagents which would increase the gross profit percentage in future periods.”

Selected Highlights:

        • Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture(R)technology, increased $2.1 million, or 13.2% from $16 million in the third quarter of 2002 to $18.1 million in the third quarter of 2003. Sales of Capture(R)products increased approximately $0.8 million to $4.7 million, a 20% increase over the prior year quarter.

        • The gross margin on traditional reagents was 62.0% for the current quarter, compared with 59.9% in the prior year quarter. The gross margin on Capture(R)products was 68.3% for the current quarter, compared with 67.9% in the prior year quarter. The margin expansion on Capture(R)products was diminished by increased sales through the distributor network in Europe at significantly lower margins to the Company.

        • For the nine months to date, sales of traditional reagent products were $53.3 million compared with $45.6 million in the prior year, an increase of 17%. Capture(R)product sales increased approximately $1.3 million to $13.6 million, or 11% over 2002.

        • Gross margin on traditional reagents was 59.5% for the first nine months of the current year, compared with 54.9% in the prior year period, and gross margin on Capture(R)products was 69.8%, compared with 71.3% in the prior year period. The margin erosion on Capture(R)products was driven by increased sales through the third party distributor network in Europe at significantly lower margins to the Company.

        • Sales of instruments increased $1.0 million, or 76.9% from $1.3 million in the third quarter of 2002 to $2.3 million in the third quarter of 2003. Instrument sales for the first nine months increased by approximately $2.3 million to $5.1 million, an increase of 82% over the prior year period. The gross margin on instruments fell to 36.1% for the current quarter, compared to 47.5% for the same quarter last year. The margin erosion was due to the previously mentioned growth in instrument sales through third party distributors in Europe. Since overall instrument placements have not reached optimum levels, instrument service continued to be provided at a loss for the quarter and first nine months.

        • Mid-year evaluation of budgets revealed that manufacturing costs recorded as a portion of cost of goods sold increased by $0.5 million during the third quarter of 2003 compared to the third quarter of 2002 due to additional headcount primarily in regulatory and quality departments. Standard costs are monitored to assure that permanent changes in cost structure are reflected in the valuation of inventory as required by Generally Accepted Accounting Principles. This increase in cost required the value of our inventory to be increased by approximately $0.25 million during the third quarter that reduced cost of sales by an equal amount. A bonus accrual of $0.2 million was recorded which largely offset that benefit.

        • Selling, general & administrative expenses increased by $0.6 million for the quarter, as compared to the prior year quarter, due to additional personnel and expenditures to support domestic and international efforts to expand Company presence and assure compliance with European Union quality regulations and accounting and SEC regulatory mandates in the United States.

2004 Outlook

The following forward-looking statements reflect Immucor’s expectations as of April 2, 2003 and are being provided so that the Company can discuss its future outlook during its upcoming investor conference call with investors, potential investors, the media, financial analysts and others. The statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its next quarterly earnings announcement, which is tentatively planned for mid-July 2003.

The Company expects revenues for the fiscal year ended May 31, 2004 to range from $106 million to $109 million, an increase of approximately 11% to 12% over 2003 revenues. Net income is expected to be in the range of $17.1 to $19.1 million, an approximate 25% to 33% increase over fiscal 2003. We expect to generate record earnings per share (fully diluted) in the range of $1.20 to $1.34 for the full fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the additional sales of instruments and the related reagent revenue in the United States, the sales of the new Galileo instrument in Europe and the related reagent revenue, and from the increased sales of the Company’s diagnostic products. The Company has also assumed that the recently announced development agreement with Inamed, Inc. for the production of human collagen mesh will result in the successful development of a product that would add revenues beginning no later than February 2004. Assuming that occurs, the Company expects annual revenues ranging between $6.0 million and $8.0 million dollars from the Inamed agreement and an addition to quarterly earnings of approximately $0.03 per diluted share outstanding when shipments commence.

With respect to expenses, the Company has assumed expenses will grow at a rate slightly higher than the rate of inflation.

With respect to fully-diluted earnings per share, the Company’s projection assumes no additional capital stock will be issued but believes the number of fully diluted shares will increase due to a higher share price since this affects assumptions required by accounting principles regarding unexercised stock options.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, including, without limitation, statements concerning the Company’s expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Specifically, the statements regarding Galileo placements in Europe, revenues and earnings estimated to result from the Company’s development agreement with Inamed, Inc., the full year revenue and earnings estimates for 2003 and 2004, the estimate of 2003 and 2004 fully diluted earnings per share, and expectations about revenues and earnings from products developed under the Inamed agreement, are forward looking statements. It is not certain that the Company will achieve such results, which could be adversely affected by a variety of factors, including significant price decreases by its competitors, a strengthening of the dollar versus the euro, or a failure to produce a successful product under the Inamed agreement. In addition, continued weakness in the economy and other factors could cause customers to defer capital spending, which would adversely impact instrument sales. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s most recent Form 10-K and Quarterly Reports on Form 10-Q.

                                                         IMMUCOR, INC.
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                                              (Unaudited)

                                                  Three Months Ended                      Nine Months Ended
                                            February 28,        February 28,        February 28,        February 28,
                                                2003                2002                 2003                2002

NET SALES                                   $ 25,089,139        $ 21,124,979        $ 71,979,623        $ 60,683,213

COST OF SALES                                 10,683,214           9,198,670          30,575,000          27,669,380
                                            ------------        ------------        ------------        ------------
GROSS MARGIN                                  14,405,925          11,926,309          41,404,623          33,013,833
                                            ------------        ------------        ------------        ------------
OPERATING EXPENSES:
     Research and development                    572,956             472,838           1,352,963           1,452,542
     Selling and marketing                     3,517,426           3,292,208          10,213,870           9,296,928
     Distribution                              1,554,270           1,518,962           4,938,673           4,809,697
     General and administrative                2,725,295           2,320,775           7,425,688           6,614,794
     Amortization expense                        115,502             411,289             315,249           1,225,805                                                           ------------        ------------        ------------        ------------
                                            ------------        ------------        ------------        ------------
        Total operating expenses               8,485,449           8,016,072          24,246,443          23,399,766
                                            ------------        ------------        ------------        ------------
INCOME FROM OPERATIONS                         5,920,476           3,910,237          17,158,180           9,614,067
                                            ------------        ------------        ------------        ------------
OTHER INCOME (EXPENSE):
     Interest income                              21,793              17,591             109,076              21,259
     Interest expense                           (535,949)           (813,654)         (1,908,903)         (3,393,591)
     Other - net                                (101,491)            143,888              68,528           1,316,074
                                            ------------        ------------        ------------        ------------
        Total other                             (615,647)           (652,175)         (1,731,299)         (2,056,258)
                                            ------------        ------------        ------------        ------------
INCOME BEFORE INCOME TAXES                     5,304,829           3,258,062          15,426,881           7,557,809

INCOME TAX EXPENSE                             1,556,000             748,110           5,282,427           1,564,041
                                            ------------        ------------        ------------        ------------
NET INCOME                                  $  3,748,829        $  2,509,952        $ 10,144,454        $  5,993,768
                                            ============        ============        ============        ============
Earnings per share:
     Basic                                  $       0.30        $       0.23        $       0.81        $       0.55
                                            ============        ============        ============        ============
     Diluted                                $       0.28        $       0.21        $       0.76        $       0.53
                                            ============        ============        ============        ============
Weighted average shares outstanding:
     Basic                                    12,681,697          10,919,852          12,448,203          10,917,567
                                            ============        ============        ============        ============
     Diluted                                  13,581,817          11,735,010          13,420,639          11,234,807
                                            ============        ============        ============        ============

                                                 IMMUCOR, INC.
                                          Selected Balance Sheet Items

                                      February 28, 2003     May 31, 2002
                                     --------------------  ----------------

Cash                                     $   5,308,701     $   4,012,560
Accounts receivable                         30,746,990        27,182,566
Inventory                                   18,254,934        15,557,034
Total current assets                        57,585,761        50,166,269
Property and equipment - net                18,578,241        17,027,024
Total assets                               110,563,728       101,367,463

Current portion - long-term debt             7,746,383         6,633,440
Accounts payable                             7,092,051         8,136,198
Total current liabilities                   20,016,287        23,096,442
Long-term debt and other liabilities        24,288,317        34,318,147
Shareholders' equity                        66,259,124        43,952,874